Exhibit (e)(2)

Amendment No. 3 to the Distribution Agreement

This Amendment No. 3 to the Distribution Agreement (this “Amendment”), by and between Reality Shares ETF Trust, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), is effective as of January 16, 2018 (the “Effective Date”).

WHEREAS, the Fund and ALPS entered into a Distribution Agreement dated January 21, 2014, as amended (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the Agreement to add one Portfolio to the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.       Appendix A – List of Portfolios of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A – List of Portfolios attached hereto.

2.       Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

REALITY SHARES ETF TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Tom Trivella	By:	/s/ Steven B. Price
Name: Tom Trivella		Name:	Steven B. Price
Title: Treasurer		Title:	Senior Vice President & Director of Distribution Services

APPENDIX A

LIST OF PORTFOLIOS

Reality Shares DIVS Index ETF

Reality Shares NASDAQ-100 DIVS Index ETF

Reality Shares DIVS ETF

Reality Shares DIVCON Leaders Dividend ETF

Reality Shares DIVCON Dividend Defender ETF

Reality Shares DIVCON Dividend Guard ETF

Reality Shares Nasdaq NexGen Economy ETF